Exhibit 99.7

Liminatus Pharma Announces Receipt of Nasdaq Listing Delinquency Letter

LA PALMA, Calif., August 25, 2025 – Liminatus Pharma, Inc. (Nasdaq: LIMN) (“Liminatus” or the “Company”), a pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies, today announced that on August 22, 2025, it received a notification letter from Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the delay in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2025.

The deficiency letter has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on Nasdaq under the symbol “LIMN” at this time.

Under the Nasdaq rules, the Company has 60 calendar days, or until October 21, 2025, to submit a plan to regain compliance and if the plan is accepted, Nasdaq can grant an exception of up to 180 calendar days from the filing’s due date, or until February 16, 2026, to regain compliance. If the compliance plan is not accepted, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is in the process of completing the Form 10-Q and intends to file it as soon as practicable.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Liminatus

Liminatus Pharma, Inc. is pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies. The Company’s candidate IBA101, is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer. The Company’s vision is to develop a broad array of transformative therapies for cancer patients as a leading global biopharmaceutical company.

Forward-Looking Statements

Certain information contained in this press release consists of forward-looking statements for purposes of the federal securities law that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will regain compliance with the Nasdaq listing rules during any compliance period or in the future, or otherwise meet Nasdaq continued listing standards. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.

For more information, please contact:

Chris Kim, Chief Executive Officer

chris@liminatus.com